UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): March 30, 2005

TeamStaff, Inc.

(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER:    0-18492

New Jersey	22-1899798
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 Atrium Drive

Somerset, NJ 08873

(Address and zip code of principal executive offices)

(732) 748-1700

(Registrant's telephone number, including area code

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of
  Principal Officers

Mr. Peter Black was appointed as a member of the TeamStaff, Inc. ("TeamStaff") Board of Directors effective as of March 30, 2005. Mr. Black is currently an Investment Analyst and Portfolio Manager at Wynnefield Capital, Inc., with responsibility for researching and identifying small-cap value investments. Mr. Black has held this position at Wynnefield Capital since March, 1999. Prior to joining Wynnefield, Mr. Black was an investment banker in the mergers and acquisition departments of UBS Securities and SG Cowen & Co. Mr. Black graduated from Boston College in 1994 and received his MBA from Fordham University in 1997. Mr. Black will serve as a Class I director and his term will expire at the 2006 annual meeting of shareholders. Mr. Black will not be appointed to any committees of the Board at this time.

Wynnefield Capital, Inc., through certain of its investment funds, is the owner of 12% of the outstanding shares of TeamStaff's common stock. Commencing on or about March 9, 2005, representatives of Wynnefield Capital requested that TeamStaff's Board of Directors appoint a nominee of Wynnefield Capital to TeamStaff's Board of Directors. Although there is no agreement between TeamStaff and Wynnefield Capital granting Wynnefield Capital the right to nominate persons to TeamStaff's Board, TeamStaff's Board agreed to appoint Mr. Black to the Board as Wynnefield Capital's nominee.

TeamStaff issued a press release on April 1, 2005 announcing Mr. Black's appointment to the Board. A copy of this press release is attached hereto as Exhibit 99.1.

Item 8.01    Other Events

On April 1, 2005, TeamStaff issued a press release announcing that effective March 31, 2005, Zurich American Insurance Company agreed to release the $1.8 million letter of credit that provides security as part of TeamStaff's prior workers' compensation program. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits

Exhibit
    99.1             Press Release dated April 1, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TeamStaff, Inc.

By: /s/ Edmund C. Kenealy

Name: Edmund C. Kenealy
Title: Vice President, General Counsel and Secretary
Date: April 1, 2005

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated April 1, 2005.